Exhibit 10.1

THIRD AMENDED AND RESTATED LOAN AGREEMENT
AMONG
CRAFTMADE INTERNATIONAL, INC.,
THE FROST NATIONAL BANK,
As Administrative Agent,
AND
THE OTHER LENDERS PARTY HERETO
December 31, 2007

EXHIBITS

Exhibit A	Revolving Note
Exhibit B	Revolving Loan Notice
Exhibit C	Security Agreement — Borrower
Exhibit D	Security Agreement — Subsidiary
Exhibit E	Compliance Certificate
Exhibit F	Notice of Final Agreement
Exhibit G	Assignment Agreement
Exhibit H	Guaranty Agreement
Exhibit I	Borrowing Base Certificate

Schedule 2.1	Commitments; Pro Rata Shares
Schedule 6.4	Existing Liens
Schedule 6.5	Existing Debt
Schedule 6.11	Existing Investments
Schedule 7.1	Subsidiaries
Schedule 7.4	Existing Litigation
Schedule 10.1	Notice Addresses

THIRD AMENDED AND RESTATED LOAN AGREEMENT
     THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT is dated as of December 31, 2007 (this agreement, together with all amendments and restatements, this “Agreement”), among CRAFTMADE INTERNATIONAL, INC., a Delaware corporation (“Borrower”), THE FROST NATIONAL BANK, as Administrative Agent, and each lender from time to time party hereto (singly, a “Lender” and collectively, the “Lenders”).
BACKGROUND
     A. Borrower and The Frost National Bank (“Frost”) are parties to that certain Second Amended and Restated Loan Agreement, dated as of September ___, 2006, which amended and restated that certain Amended and Restated Loan Agreement, dated as of October 31, 2005 (said Second Amended and Restated Loan Agreement, as amended through the date hereof, the “Existing Loan Agreement”).
     B. Borrower has requested (a) that Frost increase the commitment under the Existing Loan Agreement to $50,000,000, subject to Frost obtaining commitments from other banks for $30,000,000, and (b) certain other changes to the covenants and terms set forth in the Existing Loan Agreement.
     C. It is the intent of the parties hereto (a) that this Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties existing under the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement) or evidence payment of all or any such obligations and liabilities, and such rights, obligations and liabilities shall continue and remain outstanding and (b) that this Agreement amend and restate in its entirety the Existing Loan Agreement.
AGREEMENT
     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For purposes of this Agreement:
     “Administrative Agent” means Frost in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.1, or such other address or account as Administrative Agent may from time to time notify Borrower and Lenders.

     “Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person.
     “Aggregate Commitments#148; means the sum of all Commitments of all Lenders.
     “Agreement Date” means the date of this Agreement.
     “Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, “Applicable Law” means the Laws of the United States of America, including without limitation 12 U.S.C. §§85 and 86, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.
     “Applicable Margin” means a per annum percentage equal to 1.50.
     “Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G.
     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.
     “Auditors” means independent certified public accountants selected by Borrower and reasonably acceptable to Administrative Agent and Required Lenders.
     “Authorized Signatory” means such senior personnel of Borrower, any Subsidiary of Borrower or an Obligor as may be duly authorized and designated in writing by Borrower, such Subsidiary or such Obligor to execute documents, agreements and instruments on behalf of Borrower, such Subsidiary or such Obligor.
     “Bank Liens” means Liens in favor of Administrative Agent or any Lender securing all or any of the Obligations, including, but not limited to, rights in any Collateral created in favor of Administrative Agent or any Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.
     “Borrowing Base” means, as of any date, an amount equal to the sum of (a) 80% of aggregate Eligible Accounts on such date, and (b) 55% of aggregate Eligible Inventory on such date; provided, however, the outstanding amount advanced against Eligible Inventory at any time shall not exceed 50% of the total outstanding Revolving Loans.
     “Borrowing Base Certificate” means the Borrowing Base Certificate, duly completed and executed by the chief executive officer, the chief financial officer, or another senior financial officer of Borrower, substantially in the form of Exhibit I.

     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.
     “Capital Leases” means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.
     “CM Real Estate” means CM Real Estate, LLC, a Texas limited liability company, and wholly-owned direct Subsidiary of Borrower.
     “Code” means the Uniform Commercial Code as in effect in Texas.
     “Collateral” means any assets of any Person in which at any time Administrative Agent shall be granted a Bank Lien to secure the Obligations.
     “Commitment” means each Lender’s obligation to make Revolving Loans to Borrower pursuant to Section 2.1, in the aggregate principal amount not to exceed the amount set forth on Schedule 2.1 or in the most recent Assignment Agreement to which such Lender is a party.
     “Commitment Letter” means that certain commitment letter, dated December 6, 2007, from Frost to Borrower.
     “Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit E.
     “Contingent Debt” means, for any Person:
     (a) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;
     (b) obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;
     (c) obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

     (d) obligations in respect of letters of credit; and
     (e) obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keep well” or “capital maintenance” agreements.
     “Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation or limited liability company.
     “Debt” means, at any time, for any Person, (a) Capital Leases, (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by such Person, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans.
     “Debt to Worth Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the ratio of (a) total liabilities (excluding any Subordinated Debt) as of such date to (b) Tangible Net Worth as of such date.
     “Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.
     “Default” means any of the events specified in Section 8.1 that would, with the giving of notice or the passage of time, become an Event of Default.
     “Default Rate” means a simple per annum interest rate equal to the lesser of (a) the LIBOR Rate in effect at such time, plus 6.50%, and (b) the Highest Lawful Rate.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of a Revolving Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Law.
     “Disposition” and “Dispose” mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.
     “Dividends” means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to owners of any shares of such stock or other equity interest.

     “Dollars” and the sign “$” mean lawful money of the United States of America.
     “Eligible Accounts” means, at any time, an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable of Borrower and any other Obligor for goods sold or leased or services rendered in the ordinary course of business, in which the Administrative Agent has a perfected, first priority Lien, after deducting (without duplication): (i) each such account that is unpaid 60 days or more after the original invoice date thereof, or, in the case of Lowe’s, 90 days or more after the original invoice date thereof, or in the case of Woodard, 60 days or more after the due date set forth in the original invoice thereof or 180 days or more after the original invoice date thereof, (ii) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts, (iii) the amount of all contra accounts, setoffs, defenses or counterclaims asserted by or available to the account debtors, (iv) all accounts with respect to which good are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (v) all accounts with respect to which a payment and/or performance bond has been furnished and that portion of any account for or representing retainage, if any, until all prerequisites to the immediately payment of retainage have been satisfied, (vi) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under any Debtor Relief Laws, (vii) all accounts owing by any Affiliates, (viii) all accounts in which the account debtor is the United States or any department, agency or instrumentality of the United States, except to the extent an Assignment of Claims Act and other applicable laws has been received by Administrative Agent, (ix) all accounts due by any account debtor whose principal place of business is located outside the Untied States of America and its territories, (x) all accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment, (xi) that portion of all account balances owing by any single account debtor which exceeds 25% of the aggregate of all accounts otherwise deemed eligible hereunder which are owing by all account debtors, other than Lowe’s, (xii) all accounts subject to a landlord’s Lien, whether contractual, statutory or otherwise, and (xiii) any other accounts deemed unacceptable by Administrative Agent in its sole and absolute discretion; provided, however, if more than 20% of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.
     “Eligible Inventory’’’ means as of any date, the aggregate value of all inventory of raw materials and finished goods (excluding work in progress and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by Borrower and any other Obligor and held for sale, lease or other disposition in the ordinary course of its business, in which Administrative Agent has a first priority lien, excluding (i) inventory which is damaged, defective, obsolete or otherwise unsaleable in the ordinary course of business, (ii) inventory which has been returned or rejected due to being determined as being unsaleable, and (iii) inventory subject to any consignment arrangement with any other person or entity. For purposes of this definition, Eligible Inventory shall be valued at the lower of cost (excluding the cost of labor) or market value.
     “Elitex” means the Elitex Development, Ltd., a Hong Kong company, and wholly-owned direct Subsidiary of Trade Source International, Inc.

     “Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.
     “Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
     “Environmental Law” means any and all applicable domestic Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing Law.
     “Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Event of Default” means any of the events specified in Section 8.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.
     “Existing Debt” means the Debt of Borrower and its Subsidiaries existing on the Agreement Date, which is described on Schedule 6.5, including renewals (but not increases) thereof.

     “Existing Investments” means the Investments of Borrower and its Subsidiaries existing on the Agreement Date, which are described on Schedule 6.11.
     “Existing Liens” means Liens against assets of Borrower and its Subsidiaries existing on the Agreement Date, which are described on Schedule 6.4.
     “Existing Litigation” means the Litigation involving or otherwise affecting Borrower and its Subsidiaries existing on the Agreement Date, which is described on Schedule 7.4.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Frost on such day on such transactions as determined by Administrative Agent.
     “Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.
     “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter for Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP and calculated for the four fiscal quarters ending on such date of calculation, the ratio of (a) net income after taxes, plus depreciation, amortization, other non-cash charges and interest expense, plus net cash proceeds received by Borrower from issuances of its capital stock, minus non-cash credits, minus Stock Repurchases, minus Dividends, minus capital expenditures, in each case for such four fiscal quarter period to (b) interest expense and current portion of long-term debt, in each case for such four fiscal quarter period.
     “Foreign Subsidiary” means Elitex, TSI Prime Asia and any other direct or indirect Subsidiary of Borrower that is not organized under the laws of any political subdivision of the United States.
     “Frost” means The Frost National Bank and its successors.
     “GAAP” means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative Governmental Authority, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means each Subsidiary (whether now or hereafter existing) of Borrower other than CM Real Estate (so long as (a) CM Real Estate engages in no business or activity other than the ownership, operation, leasing and maintenance of the real property located at 650 South Royal Lane, Coppell, Texas and activities related thereto and (b) Borrower remains its sole member) and any Foreign Subsidiary.
     “Guaranty” means a Guaranty Agreement, substantially in the form of Exhibit H, duly executed by each Guarantor.
     “Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Administrative Agent’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.
     “Investment Grade Securities” means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America, (b) debt securities or debt instruments with a rating of A or higher by S&P, A2 or higher by Moody’s, Class (1) or higher by NAIC or the equivalent of such rating by S&P, Moody’s or NAIC, or if none of S&P, Moody’s and NAIC shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Borrower and its wholly-owned Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.
     “Laws” means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “LIBOR Rate” means, for any date, the Wall Street Journal London Interbank Offered Rate (as defined below) in effect on the 1 st day of each calendar month and which will apply from the first day of the then current calendar month to the last day of the then current calendar month.
     “LIBOR Rate Loan” means a Revolving Loan when it bears interest at a rate based on the LIBOR Rate.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.
     “Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.
     “Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranties, and all other documents and instruments executed and delivered to Administrative Agent and any Lender by any Obligor or any other Person in connection with this Agreement.
     “Material Adverse Change or Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c) an adverse effect on any Lien granted pursuant to a Security Agreement.

     “Maximum Amount” means the maximum amount of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Notice of Final Agreement” means the Arbitration and Notice of Final Agreement, substantially in the form of Exhibit F.
     “Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Administrative Agent and Lenders, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys’ fees that Borrower is responsible for pursuant to Section 10.2. Without limiting the generality of the foregoing, “Obligations” includes interest, fees and other amounts that would accrue after the commencement by or against Borrower, any Affiliate thereof or any other Person (other than Administrative Agent, any Lender or any Participant) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.
     “Obligor” means Borrower, each Guarantor and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.
     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b)the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

     “Outstanding Amount” means, as of any date of determining, the aggregate outstanding principal amount of all Revolving Loans, after giving effect to any Revolving Borrowing and any principal payment of Revolving Loans occurring on such date.
     “Payment Date” means the first Business Day of each calendar month during the term of this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.
     “Permitted Acquisition” means the acquisition of all or substantially all of the assets or equity of another Person, so long as in each case (a) the prior written consent of all Lenders is obtained with respect thereto, and (b) each acquired entity executes and delivers, or causes to be executed and delivered, each of the documents described in Section 6.10.
     “Permitted Debt” means (a) Existing Debt, (b) the Obligations, (c) trade accounts payable and other similar obligations incurred in the ordinary course of business, and (d) purchase money Debt not to exceed $1,500,000 in aggregate amount outstanding at any time.
     “Permitted Investments” means (a) Investment Grade Securities, (b) Existing Investments, (c) travel advances to employees in the ordinary course of business, (d) equity contributions made by Borrower or Subsidiaries of Borrower in existing Subsidiaries of Borrower that are either Guarantors, if such equity contribution results in an increase in shareholders’ or members’ equity of such Subsidiary receiving such equity contribution, and (e) other Investments of Borrower and its Subsidiaries that do not, as at any date of determination, exceed in the aggregate $500,000 (the value of each such Investment to be the greater of (1) the then current market value of such Investment, and (2) the purchase price of such Investment).
     “Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect, (e) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings for which Borrower has established adequate reserves and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal, (f) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or its Subsidiaries on depository with or in possession of such institutions, (g) Liens arising under Capital Leases and purchase money Debt permitted under this Agreement, and (h) Existing Liens.

     “Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.
     “Plan” means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which any Obligor or any of its Subsidiaries is a part.
     “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate established by Frost as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, or as established by Frost, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Lender.
     “Prime Rate Loan” means a Revolving Loan when it bears interest at a rate based on the Prime Rate.
     “Principal Office” means the principal office of a Lender specified on Schedule 10.1.
     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitment of each Lender has been terminated pursuant to either Section 2.6 or 8.2, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the most recent Assignment Agreement to which such Lender is a party.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
     “Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA or PBGC regulations issued thereunder, other than a reportable event not subject to Section 4043’s notification requirements pursuant to PGBC’s regulations.

     “Required Lenders” means, as of any date of determination, Lenders having 100% of the Aggregate Commitments or, if the commitment of each Lender to make its Pro Rata Share of Revolving Loans has been terminated pursuant to Sections 2.6 or 8.2, at least two Lenders holding in the aggregate 100% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Revolving Borrowing” means a borrowing by Borrower of Revolving Loans made by a Lender pursuant to Section 2.1.
     “Revolving Loan Maturity Date” means the first to occur of (a) the Termination Date, (b) the date the Aggregate Commitments are terminated pursuant to either Section 2.6 or 8.2, or (c) the date the Obligations are accelerated.
     “Revolving Loan Notice” means a notice of a Revolving Borrowing request pursuant to Section 2.2(a), substantially in the form of Exhibit B.
     “Revolving Note” means the promissory note made by Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit A.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation.
     “Security Agreements” means the Security Agreement executed by Borrower substantially in the form of Exhibit C, and each Security Agreement executed by each Guarantor, in substantially the form of Exhibit D.
     “Security Documents” means, collectively, the Security Agreements and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.
     “Senior Management” means each of James Ridings, Brad Heimann, and Marcus Scrudder.
     “Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.
     “Special Counsel” means the law firm of Winstead PC, or such other legal counsel as Administrative Agent may select.

     “Stock Repurchases” means, with respect to any Person, any retirement, redemption, purchase, repurchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding.
     “Subordinated Debt” means any indebtedness of Borrower or its Subsidiaries which shall have been and continues to be validly and effectively subordinated to the Obligations pursuant to a written agreement in form and substance acceptable to Administrative Agent.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
     “Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, an amount equal to total assets (excluding intangible assets) as of such date less total liabilities (excluding Subordinated Debt) as of such date.
     “Taxes” means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.
     “Termination Date” means December 31, 2009.
     “TSI Prime Asia” means TSI Prime Asia Limited, a wholly-owned direct Subsidiary of Elitex.
     “Wall Street Journal London Interbank Offered Rate” means the London Interbank Offered Rate (LIBOR) for one month quoted in the most recently published issue of The Wall Street Journal in the “Money Rates” column, as adjusted from time to time in Lender’s reasonable discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If the Wall Street Journal London Interbank Offered Rate ceases to be made available by the publisher, or any successor to the publisher of The Wall Street Journal, the interest rate will be determined by using a comparable index as determined by Lender in its sole discretion. If more than one Wall Street Journal London Interbank Offered Rate for one month is quoted, the higher rate shall apply. The Wall Street Journal London Interbank Offered Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.
     “Woodard’ means Woodard-CM, LLC, a Delaware limited liability company.
     1.2 Additional Definitions. The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision

Agent-Related Person	Section 9.3

Term	Section/Provision

Agreement	Introductory Paragraph
Assignee	Section 10.6(c)
Borrower	Introductory Paragraph
Compensation Period	Section 2.10(e)
Eurocurrency liabilities	Section 3.4(c)
Existing Loan Agreement	Background Paragraph
Indemnified Matters	Section 5.6
Indemnified Taxes	Section 3.1(a)
Indemnitees	Section 5.6
Lender	Introductory Paragraph
Participant	Section 10.6(b)
Participation	Section 10.6(b)
Properties	Section 7.16(a)
Revolving Loans	Section 2.1(a)
     1.3 Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting and financial terms shall be construed in accordance with GAAP, (d) all references to time are San Antonio time, (e) monetary references are to Dollars, (f) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document.
ARTICLE II
LOANS
     2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”), to Borrower from time to time on any Business Day during the period from the Agreement Date to the Revolving Loan Maturity Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing,
          (a) such Lender’s Pro Rata Share of the Outstanding Amount shall not exceed such Lender’s Commitment, and
          (b) the Outstanding Amount shall not exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Commitments.

Prior to the Revolving Loan Maturity Date, Borrower may borrow, repay and reborrow Revolving Loans, all in accordance with this Agreement.
     2.2 Borrowings.
          (a) Revolving Borrowings. Each Revolving Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 2:00 p.m. one Business Day prior to the requested date of any Revolving Borrowing. Each such telephonic notice must be confirmed promptly by delivery to Administrative Agent of a written Revolving Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Revolving Borrowing, as the case may be (which shall be a Business Day), (ii) the principal amount of the Revolving Loan to be borrowed, and (iii) the intended use of the proceeds of such Revolving Borrowing.
          (b) Funding. Upon satisfaction of the applicable conditions set forth in Article V, Administrative Agent shall make the proceeds of each Revolving Borrowing available to Borrower by crediting the account of Borrower on the books of Administrative Agent with the amount of such funds.
     2.3 Repayment. The principal amount of all Revolving Loans, together with all accrued and unpaid interest, shall be due and payable on the Revolving Loan Maturity Date.
     2.4 Voluntary Prepayments. Borrower may at any time or from time to time voluntarily prepay the Revolving Loans in whole or in part without premium or penalty.
     2.5 Mandatory Prepayments. On any date that the Outstanding Amount exceeds the lesser of (a) Aggregate Commitments and (b) the Borrowing Base, Borrower shall prepay the Revolving Loans in an amount equal to such excess. Each mandatory prepayment shall be accompanied by all accrued interest thereon.
     2.6 Termination and Reduction of Commitments.
          (a) Borrower shall have the right to terminate or reduce the Aggregate Commitments at any time. Each reduction shall be in the minimum amount of $500,000 and a whole multiple of $100,000 in excess thereof.
          (b) On the Termination Date, the Aggregate Commitments shall automatically reduce to zero and terminate.
          (c) Borrower shall not have any right to rescind any termination or reduction. Once terminated or reduced, the Aggregate Commitments may not be reinstated.
     2.7 Interest on Loans Generally.
          (a) Subject to the provisions of Section 2.7(b) and Section 2.9, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or such other date on which it becomes a LIBOR Rate Loan (as applicable) to but not including the date on which another interest rate becomes applicable to it pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the LIBOR Rate plus the Applicable Margin.
          (b) Subject to the provisions of Section 2.9, if at any time Administrative Agent has notified Borrower that the provisions of Sections 3.2 or 3.3 apply, each Loan shall bear interest on the outstanding principal amount thereof from the date on which Administrative Agent determines or is notified that the provisions of Sections 3.2 or 3.3 apply to and including the date on which Administrative Agent notifies Borrower that the provisions of Sections 3.2 and 3.3 no longer apply at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Prime Rate less 0.75% (but in no event shall the rate in this clause (ii) be less than 4.0% per annum at any time). Borrower may not elect that any Revolving Loan be a Prime Rate Loan unless Administrative Agent has notified Borrower that the provisions of Sections 3.2 or 3.3 apply.
          (c) Interest on the Revolving Loans shall be due and payable in arrears on each Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.8 Computations. Subject to Section 10.11, interest on the Revolving Loans, fees and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its portion of any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its portion of any Revolving Loan in any particular place or manner.
     2.9 Interest After an Event of Default, (a) If an Event of Default exists (other than an Event of Default specified in Section 8.1(d) or (e)), at the option of Required Lenders, and (b) after an Event of Default specified in Section 8.1(d) or (e) and during any continuance thereof, automatically and without any action by any Lender or Administrative Agent, the Obligations shall bear interest at a rate per annum equal to the lesser (i) the Default Rate and (ii) the Highest Lawful Rate. Such interest shall be payable on the earlier of demand or the Termination Date and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Required Lenders) of the applicable Event of Default, (b) agreement by Required Lenders to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations. Neither Lenders nor Administrative Agent shall be required to accelerate the maturity of any Revolving Loan, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge interest at the Default Rate. Administrative Agent will undertake to notify Borrower, after the effective date, of the decision to charge interest at the Default Rate.
     2.10 Payments Generally, (a) Each payment (including prepayments) by Borrower of the principal of or interest on the Loans and any other amount owed under this Agreement or any other Loan Document shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to Administrative Agent at Administrative Agent’s Office, in Dollars constituting immediately available funds. Administrative Agent will promptly distribute to each

Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Principal Office. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day. Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.
          (c) Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set-off or counterclaim or any deduction whatsoever.
          (d) If some but less than all amounts due from Borrower are received by Administrative Agent, Administrative Agent shall apply such amounts in the following order of priority: (i) to the payment of Administrative Agent’s expenses incurred on behalf of Lenders under the Loan Documents then due and payable, if any; (ii) to the payment of all other fees under the Loan Documents then due and payable; (iii) to the payment of interest then due and payable on the Revolving Loans (applied as provided in Section 8.3); (iv) to the payment of all other amounts not otherwise referred to in this Section 2.10(d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Loan (applied as provided in Section 8.3).
          (e) Unless Borrower or any Lender has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:
          (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
          (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative

Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the interest rate then applicable to Revolving Loans as provided in Section 2.7 or 2.9 Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.10(e) shall be conclusive, absent manifest error.
          (f) If any Lender makes available to Administrative Agent funds for its Pro Rata Share of a Revolving Loan and such funds are not made available to Borrower by Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (g) The obligation of a Lender hereunder to make its Pro Rata Share of each Revolving Loan are several and not joint. The failure of any Lender to fond its Pro Rata Share of any Revolving Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of any Revolving Loan.
     2.11 Sharing of Payments. Any Lender obtaining a payment (whether voluntary or involuntary, due to the exercise of any right of set-off, or otherwise) on account of any in excess of its Pro Rata Share, as applicable, of all payments made by Borrower with respect to such Revolving Loan shall purchase from each other Lender such participation in such Revolving Loan as shall be necessary to cause such purchasing Lender to share the excess payment pro rata according to the respective Pro Rata Shares, with each other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11, to the fullest extent permitted by Law, may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
     2.12 Booking the Loans. Any Lender may make, carry or transfer its Pro Rata Share of each Revolving Loan at, to or for the account of any of its branch offices or the office of any Affiliate.
     2.13 Collateral. Payment of the Obligations is secured on the Agreement Date by (a) a perfected first priority security interest in current and future accounts and inventory (and related assets) of Borrower and all of its Subsidiaries, and (b) Guaranties of the Obligations by each Guarantor. Borrower shall cause each Subsidiary of Borrower created or acquired after the Agreement Date to execute and deliver to Administrative Agent a Guaranty, Security Agreement and such other documents as are required to grant to and perfect the Lien granted pursuant to such Security Agreement.

     2.14 Commitment Fee. Borrower shall pay to Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a per annum commitment fee equal to 0.25% times the actual daily amount by which the Aggregate Commitments exceed the Outstanding Amount. The commitment fee shall accrue at all times from the Agreement Date to the Revolving Loan Maturity Date, including at any time during which one or more of the conditions contained in Article IV is not met, and shall be due and payable monthly in arrears on each Payment Date, commencing with the first such date after the Agreement Date and on the Revolving Loan Maturity Date.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.1 Taxes.
          (a) Except as provided in this Section 3.1, any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Administrative Agent, any Lender, or its Principal Office, applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding tax) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Administrative Agent or such Lender or its Principal Office, applicable lending office, or any branch or Affiliate thereof, in each case imposed: (i) by the jurisdiction under the Laws of which Administrative Agent or such Lender or its Principal Office, applicable lending office, branch or Affiliate is organized or is located, or in which the principal executive office of Administrative Agent or such Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof, or (ii) by reason of any present or former connection between the jurisdiction imposing such Tax and Administrative Agent or such Lender or its applicable lending office, branch or Affiliate other than a connection arising solely from Administrative Agent or such Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement the Laws of such jurisdiction (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Indemnified Taxes”). If Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary to yield to Administrative Agent or such Lender an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower shall furnish to Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”),
          (c) If Borrower shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to Administrative Agent (its account and for the account of such Lender), at the time interest on the Obligations is paid, such additional amount that Administrative Agent or such Lender specifies as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Administrative Agent or such Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.
          (d) BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT AND EACH LENDER FOR (i) THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY ADMINISTRATIVE AGENT AND SUCH LENDER, (ii) AMOUNTS PAYABLE UNDER SECTION 3.1(c) AND (iii) ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY. PAYMENT UNDER THIS SECTION 3.1(d) SHALL BE MADE WITHIN THIRTY DAYS AFTER THE DATE ADMINISTRATIVE AGENT OR ANY LENDER MAKES A DEMAND THEREFOR.
          (e) If Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.
     3.2 Illegality. If any Lender determines that any change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the

Agreement Date has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund LIBOR Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to Administrative Agent (who shall notify Borrower thereof), any obligation of such Lender to make or maintain LIBOR Rate Loans shall be suspended until each Lender notifies Administrative Agent (who shall notify Borrower thereof) that the circumstances giving rise to such determination no longer exist. Upon the date of such notice, all LIBOR Rate Loans of all Lenders shall convert to Prime Rate Loans. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.3 Inability to Determine Rates. If (a) Administrative Agent reasonably determines in connection with any request for or maintenance of a LIBOR Rate Loan or any determination of the LIBOR Rate that (i) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the LIBOR Rate, or (b) any Lender notifies Administrative Agent that the LIBOR Rate for such LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lender of funding or maintaining such LIBOR Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain LIBOR Rate Loans shall be suspended until each Lender notifies Administrative Agent that such Lender revokes such notice. Upon the date of such notice, all LIBOR Rate Loans of all Lenders shall convert to Prime Rate Loans.
     3.4 Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Rate Loans.
          (a) If any Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law on or after the Agreement Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.4(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Principal Office or applicable lending office, and (iii) reserve requirements contemplated by Section 3.4(c)), then from time to time within five Business Days after demand of such Lender (with a copy of such document to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
          (b) If any Lender in good faith determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof on or after the Agreement Date, or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender with respect to this Agreement as a consequence of such Lender’s obligations hereunder

(taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within five Business Days after demand of such Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
          (c) Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall constitute prima facie evidence as to the facts thereof), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least fifteen days’ prior notice (with a copy of such notice to Administrative Agent) of such additional interest from such Lender. If such Lender fails to give notice fifteen days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.
          (d) If any Lender claims any additional amounts payable pursuant to this Section 3.4, it shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.
     3.5 Matters Applicable to all Requests for Compensation. Any demand or notice delivered by Administrative Agent or any Lender to Borrower claiming compensation under this Article III shall be in writing and shall certify (a) that one of the events described in this Article III has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Administrative Agent or such Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation. Such certification shall be conclusive in the absence of manifest error. In determining such amount, Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     3.6 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, Borrower may replace such Lender in accordance with Section 10.12.
     3.7 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and payment in full of all Obligations.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1 Conditions Precedent to Initial Revolving Loan. The obligation of each Lender to make its Pro Rata Share of the initial Revolving Loan is subject to (i) receipt by Administrative Agent of the following items which are to be delivered, in form and substance reasonably satisfactory to Administrative Agent and each Lender and (ii) satisfaction of the following conditions, in form and substance reasonably satisfactory to Administrative Agent and each Lender:
          (a) Borrower Certificate. A certificate of officers acceptable to Administrative Agent of Borrower certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) an original certified copy of its Certificate of Incorporation, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of the State of Delaware, (iii) a copy of its By-Laws, as in effect on the Agreement Date, (iv) a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v) an original certificate of good standing and existence issued by the appropriate authority of the State of Delaware (certified as of a date not more than ten days prior to the Agreement Date), (vi) the accuracy of the representations and warranties in the Loan Documents, (vii) no Default or Event of Default exists, and (viii) no Material Adverse Change having occurred.
          (b) Obligor Certificate. A certificate of officers acceptable to Administrative Agent of each Obligor (other than Borrower) certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of incorporation, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its state of organization, (iv) if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date not more than ten days prior to the Agreement Date by the appropriate authority of its jurisdiction of organization, (v) if a corporation, a copy of its By-Laws, as in effect on the Agreement Date, (vi) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii) if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, (viii) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the Agreement Date).

          (c) Notes. Duly executed Revolving Notes, payable to the order of each Lender and in an amount equal to such Lender’s Commitment.
          (d) Security Agreements. The duly executed and completed Security Agreements, executed by Borrower and each Subsidiary, dated as of the Agreement Date, granting to Administrative Agent, for the benefit of Lenders, a first priority Lien in the Collateral set forth therein.
          (e) Guaranties. A duly executed Guaranty for each Guarantor.
          (f) Expenses. Reimbursement for Special Counsel’s reasonable fees and expenses rendered through the date hereof.
          (g) UCC and Lien Searches. Searches of the Uniform Commercial Code, Tax lien and other records as Administrative Agent may require.
          (h) Opinions of Borrower’s and Obligors’ Counsel. Opinions of counsel to Borrower and each other Obligor addressed to Administrative Agent and Lenders dated the Agreement Date and covering such matters incident to the transactions contemplated hereby as Administrative Agent or Special Counsel may reasonably request.
          (i) Compliance Certificate. A Compliance Certificate, dated the Agreement Date and signed by an Authorized Signatory of Borrower, confirming compliance with the financial covenants set forth therein as of the most recent determination date.
          (j) Final Agreement Notice. The Final Agreement Notice executed by all parties thereto.
          (k) Other Documents. In form and substance satisfactory to Administrative Agent and Special Counsel, such other documents, instruments and certificates as Administrative Agent and any Lender may reasonably require in connection with the transactions contemplated hereby.
          (1) Payment of Fees. Payment by Borrower to Administrative Agent and Lenders of all fees agreed to be paid by Borrower with respect to this Agreement set forth in the Commitment Letter.
     4.2 Conditions Precedent to all Revolving Loans. The obligation of each Lender to make its Pro Rata Share of each Revolving Loan (including the initial Loan) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Revolving Loan:
          (a) Representations and Warranties. All of the representations and warranties of Borrower, each of its Subsidiaries and each other Obligor under this Agreement and each other Loan Document, which, pursuant to Section 7.16, are made at and as of the time of each Revolving Loan, shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of such Revolving Loan.

          (b) No Default or Event of Default. There shall not exist a Default or Event of Default.
          (c) Material Adverse Change. There shall have occurred no change in the business, assets, operations, prospects or conditions (financial or otherwise) of Borrower, any other Obligor, or any Subsidiary of Borrower since June 30, 2007, which caused or could reasonably be expected to cause a Material Adverse Effect.
ARTICLE V
AFFIRMATIVE COVENANTS
     From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Aggregate Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Borrower will, and will cause each of its Subsidiaries to:
     5.1 General Covenants.
          (a) Payment of Taxes and Claims. Pay and discharge all lawful Taxes imposed upon its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that it shall not be required to pay or discharge any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and it shall pay such Tax, charge or claim before any property subject thereto shall be sold to satisfy a Lien.
          (b) Maintenance of Existence. Do all things necessary to preserve and keep in full force and effect it as a corporation, limited liability company or partnership, as appropriate.
          (c) Preservation of Property. Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.
          (d) Insurance. Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength and as deemed necessary or required by Administrative Agent.
          (e) Compliance with Applicable Laws. Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.
     5.2 Accounts, Reports and Other Information. Maintain a system of accounting in accordance with GAAP, consistently applied, and furnish, or cause to be furnished, to Administrative Agent and each Lender the following:
          (a) Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Administrative Agent and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material respects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP, consistently applied.
          (b) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited and unqualified by Auditors.
          (c) Compliance Certificate. A certificate signed by the Chief Financial Officer of Borrower within forty-five (45) days after the end of each quarter of each fiscal year of Borrower stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in Sections 6.16 and 6.17 of this Agreement.
          (d) Borrowing Base Certificate. A Borrowing Base Certificate signed by the Chief Financial Officer of Borrower within thirty (30) days after the end of each month of each fiscal year, in form and detail satisfactory to Administrative Agent.
          (e) Accounts Aging. An account receivable aging report within thirty (30) days after the end of each month of each fiscal year, in form and detail satisfactory to Administrative Agent.
          (f) 10K Filings. Borrower’s annual 10K filing with the Securities and Exchange Commission within fifteen (15) days after such filing.
          (g) 10Q Filings. Borrower’s quarterly 10Q filing with the Securities and Exchange Commission within forty-five (45) days after the end of each quarter of each fiscal year of Borrower.
          (h) Other Reports. Promptly upon request by Administrative Agent, a copy of (i) such financial statements, reports, notices or proxy statements sent by it to stockholders requested by Administrative Agent, (ii) such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the Securities Exchange Commission or any successor agency requested by Administrative Agent, and (iii) all press releases concerning it.
          (i) Notice of Default. Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.
          (j) Notice of Litigation. Promptly upon becoming aware of the existence of any Litigation before any Governmental Authority, arbitrator or mediator (but no later than 10 days after the filing thereof) involving it, which could reasonably be expected to involve its payment of $200,000 or more.
          (k) Notice of Claimed Default. Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $200,000 or more has given notice or taken any action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.
          (l) Notice from Governmental Authority. Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.
          (m) Auditors’ Reports. Promptly upon receipt thereof, a copy of (i) each other report or “management letter” submitted to Borrower or any of its Subsidiaries by Auditors in connection with any annual, interim or special audit made by them of the books of Borrower or such Subsidiary and (ii) each report submitted to Borrower or any of its Subsidiaries by any Auditors to the extent that such report, in the good faith opinion of Borrower or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.
          (n) Additional Information. Such other additional financial information as may be reasonably requested from time to time by Administrative Agent, including but not limited to operating statements on any assets listed on Borrower’s financial statements.
     5.3 Inspection. (a) If no Event of Default exists, upon three Business Day’s prior notice, and as often as may be reasonably requested, and (b) if an Event of Default exists, upon request by Administrative Agent, permit Administrative Agent or any representatives of Administrative Agent to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees and auditors (and by this provision Borrower authorizes Auditors to discuss with Administrative Agent and its representatives the finances and affairs of Borrower and its Subsidiaries, provided Borrower receives advance notice of any such discussions with the Auditors and has an opportunity to participate in such discussions). All costs and expenses of Administrative Agent related to (a) the first such inspection during each fiscal year conducted when no Event of Default exists, and (b) each such inspection conducted when an Event of Default exists, shall be a part of the Obligations and paid by Borrower to Administrative Agent within ten days after demand by Administrative Agent.
     5.4 Compliance with ERISA. Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Administrative Agent as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Administrative Agent upon such request such additional information concerning any Plan as Administrative Agent may reasonably request.
     5.5 Maintenance of Priority of Bank Liens. Upon the request of Administrative Agent from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements and other agreements, documents, instruments, and certificates as Administrative Agent may deem necessary or appropriate in order to perfect and maintain the Bank Liens in favor of Administrative Agent and preserve and protect the rights of Administrative Agent and Lenders in respect of the Collateral.
     5.6 Indemnity. BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE ATTORNEY COSTS OF COUNSEL FOR SUCH INDEMNITEES IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF BORROWER OR ANY OF ITS SUBSIDIARIES), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING

OR ATTENDANT THERETO, THE MAKING OR ANY PARTICIPATION IN LOANS, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF ADMINISTRATIVE AGENT OR ANY LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST A LENDER AND NOT BORROWER), OR THE USE OR INTENDED USE OF THE PROCEEDS OF ANY REVOLVING LOAN HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”). IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER. THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, ADMINISTRATIVE AGENT, EACH LENDER, AND ALL OTHER INDEMNITEES. THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.
     5.7 Use of Proceeds. Borrower shall use the proceeds of the Revolving Loans (a) to provide working capital to Borrower and Guarantors, and (b) to make Permitted Acquisitions.
ARTICLE VI
NEGATIVE COVENANTS
     From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Aggregate Commitments, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Borrower shall not, and shall not permit any of its Subsidiaries to:
     6.1 Nature of Business. Make any material change in the nature of its business as carried on as of the Agreement Date.
     6.2 Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity
     6.3 Disposition of Assets. Dispose of any of its assets or properties, other than in the ordinary course of business or sales of worn, damaged or obsolete equipment.

     6.4 Liens. Create or incur any lien or encumbrance on any of its assets, other than Permitted Liens.
     6.5 Debt. Create, incur or assume any Debt, other than Permitted Debt.
     6.6 Change in Management. Permit a change in two or more of the individual Persons comprising Senior Management.
     6.7 Loans. Make any loans or advances to any Person except for (i) loans to Obligors, and (ii) loans to officers and directors of Borrower not to exceed $100,000.00 in the aggregate at any one time.
     6.8 Transactions with Affiliates. Except for transactions among Obligors, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.
     6.9 Burdensome Agreements. Enter into any agreement (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to pay Dividends to Borrower or to otherwise transfer property to Borrower, (b) of any Subsidiary to guarantee the Obligations or (c) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.
     6.10 Acquisition of Assets. Acquire any assets, property or business of any Person, except in the ordinary course of business, or participate in any joint venture, or create or acquire any Subsidiary, except Permitted Acquisitions, provided and if such Permitted Acquisition results in a new Subsidiary, such new Subsidiary delivers to Administrative Agent (in such number of counterparts as Administrative Agent may reasonably require) the following:
          (a) A certificate of officers acceptable to Administrative Agent of such Subsidiary certifying as to (i) the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii) if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct by the appropriate authority of its state of incorporation as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent, (iii) if a limited liability company, an original certified copy of its Articles of Organizations (or similar organization and governance document), certified as true, complete and correct by the appropriate authority of its state of organization as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent, (iv) if a corporation, a copy of its By-Laws, as in effect on the date such certificate is delivered to Administrative Agent, (v) if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the date such certificate is delivered to Administrative Agent, (vi) a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (vii) an original certificate of good standing and existence issued by the appropriate authority of its state of organization (certified as of a date not more than ten days prior to the date such certificate is delivered to Administrative Agent).
          (b) The duly executed and completed Security Agreement of such Subsidiary, granting to Administrative Agent, for the benefit of Lenders, a first priority Lien in the Collateral set forth therein.
          (c) The duly executed Guaranty of such Subsidiary.
          (d) Reimbursement of Administrative Agent’s reasonable expenses related to the formation of such new Subsidiary, including Special Counsel’s reasonable fees and expenses.
          (e) Searches of the Uniform Commercial Code, Tax lien and other records as Administrative Agent may require.
          (f) Opinions of counsel to Borrower and such Subsidiary addressed to Administrative Agent and Lenders and covering such matters incident to such new Subsidiary and the Loan Documents as Administrative Agent or Special Counsel may reasonably request.
          (g) A Notice of Final Agreement executed by such Subsidiary.
          (h) In form and substance satisfactory to Administrative Agent and Special Counsel, such other documents, instruments and certificates as Administrative Agent and any Lender may reasonably require in connection with the formation of such new Subsidiary.
     By signing this Agreement, Lenders are hereby deemed to have consented to the acquisition by Borrower and/or Woodard of substantially all of the assets of Woodard, LLC, a Delaware limited liability company, pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 18, 2007, among Woodard, LLC, Henry Crown and Company and Borrower, as it may be amended or modified pursuant to terms reasonably acceptable to Administrative Agent.
     6.11 Loans and Investments. Make any Investment except (a) Permitted Investments, and (b) acquisitions permitted by Section 6.10.
     6.12 ERISA. Make funding contributions with respect to any Plan that are less than the minimum required by ERISA or the regulations thereunder, or permit any Plan ever to be subject to involuntary termination proceeding by the PBGC pursuant to ERISA § 4042(a).
     6.13 Assignment. Directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the Loan Documents.
     6.14 Business. Engage in any material line or lines of business activity or any businesses not engaged in on the Agreement Date.
     6.15 Stock Repurchases. Make any Stock Repurchases, except that if no Default or Event of Default exists or would result after giving effect thereto, Borrower may repurchase up to 200,000 shares of its capital stock authorized by its Board of Directors as of the Agreement Date.
     6.16 Debt to Worth Ratio. Permit the Debt to Worth Ratio to be greater than (a) 2.50 to 1.00 at the end of any first, second or fourth fiscal quarter of Borrower or (b) 3.25 to 1.00 at the end of any third fiscal quarter of Borrower.
     6.17 Fixed Charge Coverage Ratio. Permit, as of the end of any fiscal quarter, the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     Borrower represents, warrants, and covenants, to Administrative Agent and each Lender, as follows:
     7.1 Organization and Qualification. Borrower and each of its Subsidiaries (a) is a corporation, limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited liability company or limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (c) possesses all requisite corporate, limited liability company or limited partnership, respectively, power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, all of which have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action and for which no approval or consent of any Governmental Authority which has not been obtained is required. No proceeding is pending for the forfeiture of any Borrower’s or any such Subsidiary’s organization documents or its dissolution. The issued and outstanding capital stock, limited liability company interest and partnership interest of Borrower and each of its Subsidiaries is duly authorized validly issued, fully paid and nonassessable, and free of the preemptive rights of shareholders. Schedule 7.1 sets forth the respective jurisdiction of organization and percentage ownership as of the Agreement Date of each of Borrower’s direct and indirect Subsidiaries. Borrower has no direct or indirect Subsidiary other than those set forth on Schedule 7.1.
     7.2 Financial Statements. The Financial Statements heretofore furnished to Administrative Agent and Lenders prior to the Agreement Date are complete and correct in all material respects and prepared in accordance with GAAP, and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved. There are no Contingent Debts, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Borrower or any of its Subsidiaries, except for Existing Debt. Neither the Borrower nor any of its Subsidiaries has any Off-Balance Sheet liabilities. Since the date of the most recent financial statements delivered pursuant to Section 5.2(a) or (b), as applicable, there has been no Material Adverse Change.

     7.3 Compliance With Laws and Other Matters. The execution, delivery and performance and compliance with the terms of the Loan Documents will not cause Borrower or any of its Subsidiaries to be, (a) in violation of its corporate charter or bylaws, certificate of organization, operating agreement, certificate of limited partnership, partnership agreement or other organization and governance document, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement (including any agreement related to any Debt or such Person).
     7.4 Litigation. There is no Litigation pending against or, to the knowledge of Borrower, threatened against or affecting any Borrower or any of its Subsidiaries or their respective assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change. Schedule 7.4 is a complete and correct description of all Existing Litigation. There are no outstanding or unpaid final judgments against Borrower or any of its Subsidiaries.
     7.5 Title to Properties. Borrower and each of its Subsidiaries has (a) full corporate, limited liability or partnership, respectively, power, authority and legal right to own and operate the properties which it now owns, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.
     7.6 Authorization; Validity. The Board of Directors, managers, partners or other appropriate governance board of each Obligor has duly authorized the execution and delivery of the Loan Documents to which such Obligor is a party and the performance of their respective terms. No consent of the stockholders, members, partners or other equityholders of any Obligor is required as a prerequisite to the validity and enforceability of any Loan Document. Each Obligor has full corporate, limited liability or partnership, respectively, power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor is a party. Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.
     7.7 Taxes. Borrower and each of its Subsidiaries have filed all federal and state and all other material income Tax returns which are required to be filed by such Person and has paid all Taxes as shown on said returns, and all Taxes due and payable without returns and all assessments received to the extent that such Taxes or assessments have become due and payable. All Tax liabilities of Borrower and each of its Subsidiaries are adequately provided for on the books of such Person, including interest and penalties. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings.
     7.8 Use of Proceeds. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

None of the assets of any Obligor are margin stock. No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.
     7.9 Possession of Franchises, Licenses, Etc. Borrower and each of its Subsidiaries possesses all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and such Person is not in violation of any thereof.
     7.10 Leases. Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.
     7.11 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Administrative Agent or any Lender by or on behalf of Borrower or any of its Subsidiaries in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower or any of its Subsidiaries and not known to the public generally which reasonably may be expected to materially adversely affect its assets or in the future may reasonably be expected (so far as such Borrower or each of its Subsidiaries can now foresee) to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Administrative Agent or any Lender by or on behalf of Borrower or any of its Subsidiaries prior to the date hereof in connection with the transactions contemplated hereby.
     7.12 ERISA. Neither Borrower nor any of its Subsidiaries has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change.
     7.13 Regulatory Acts. Borrower and each of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower or any of its Subsidiaries of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.
     7.14 Solvency. Borrower and each of its Subsidiaries is, and Borrower and its Subsidiaries on a consolidated basis are, Solvent.

     7.15 Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Change or Effect:
          (a) The properties owned, operated or leased by Borrower and each of its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws;
          (b) All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of Borrower and each of its Subsidiaries, and the Properties and all operations of each Obligor are in material compliance therewith;
          (c) Neither Borrower nor any of its Subsidiaries has received any written notice of an Environmental Claim in connection with the Properties or the operations of Borrower or any of its Subsidiaries, nor does Borrower or any of its Subsidiaries have knowledge that any such written notice will be received or is being threatened;
          (d) Neither Borrower nor any of its Subsidiaries has actual knowledge of any liabilities related to Hazardous Materials Borrower or any of its Subsidiaries has retained or assumed, in whole or in part, contractually;
          (e) To Borrower’s knowledge, Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law; and
          (f) Neither Borrower nor any of its Subsidiaries has actual knowledge that Borrower or any of its Subsidiaries has retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials.
     7.16 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the making of each Revolving Loan, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date. All such representations and warranties shall survive, and not be waived by, the execution hereof by Administrative Agent and Lenders, any investigation or inquiry by Administrative Agent or any Lender, or by the making of any Revolving Loan under this Agreement.
ARTICLE VIII
EVENTS OF DEFAULT
     8.1 Default. The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

          (a) Revolving Loans. The failure or refusal of Borrower to pay any part of the principal of or interest on any Revolving Loan or of Borrower on or before the date such payment is due;
          (b) Other Obligations. The failure or refusal of Borrower to pay any part of the Obligations (other than as referenced in Section 8.1(a)) on or before the date such payment is due and such failure shall continue for three days after such payment was due;
          (c) Covenants. (i) The failure or refusal of any Obligor to perform, observe and comply with any covenant, agreement or condition contained in Article VI or Sections 5.1(b), 5.2, 5.4 or 5.5 or (ii) the failure or refusal of any Obligor to perform, observe and comply with any other covenant, agreement or condition in this Agreement or any other Loan Document (other than covenants to pay the Obligations and those referenced in clause (i) immediately preceding) and the continuation of such failure or refusal for fifteen days;
          (d) Voluntary Debtor Relief. Any Obligor or any of its Subsidiaries shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights of Administrative Agent or any Lender granted in the Loan Documents;
          (e) Involuntary Proceedings. Any Obligor or any of its Subsidiaries shall involuntarily (i) have an order, judgment or decree entered against it or a material portion of its property by any Governmental Authority pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Administrative Agent or any Lender in any of the Loan Documents, or (ii) have a petition filed against it or a material portion of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Administrative Agent or any Lender in any of the Loan Documents, and the failure to have such order, judgment, decree or petition dismissed within sixty days after the filing or entry thereof;
          (f) Judgments. Any Obligor or any of its Subsidiaries shall have rendered against it a money judgment in an aggregate uninsured amount in excess of $250,000 for which such Person has not set aside appropriate reserves, and the same shall remain in effect and unstayed for a period of thirty consecutive days;
          (g) Other Debt. (i) Any Obligor or any of its Subsidiaries shall default (A) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt in which a default exists, in excess of $50,000, or (B) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt (if such default shall occur and be continuing beyond any grace period with respect to such payment or performance), if the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity; or (ii) any event shall occur which either causes or permits the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity;

          (h) Misrepresentation. Any statement, representation or warranty in the Loan Documents or in any writing ever delivered to Administrative Agent or any Lender pursuant to the Loan Documents proves to be incorrect in any material respect where made;
          (i) ERISA. Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, and any of such events could reasonably be expected to result in a Material Adverse Change; or
          (j) Loan Documents. This Agreement, any Note, any Guaranty, any Security Agreement, any document evidencing or intended to perfect any Lien granted pursuant to any Loan Document or any other material agreement related to this Agreement shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Administrative Agent or any Lender) or any Person (other than Administrative Agent or any Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in any Collateral.
     8.2 Remedies. If an Event of Default exists:
          (a) With the exception of an Event of Default specified in Section 8.1(d) or (e), Required Lenders may terminate each Lender’s Commitment and/or declare the principal of and interest on the Revolving Loans and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.
          (b) Upon the occurrence of an Event of Default specified in Section 8.1(d) or (e), the principal of and interest on the Revolving Loans and Obligations and other amounts and under the Loan Documents shall thereupon and concurrently therewith become due and payable and the Aggregate Commitments shall forthwith terminate, all without any action by Administrative Agent or any Lender or any holders of the Notes and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.
          (c) Required Lenders may request that Administrative Agent and Lenders exercise all of the post-default rights granted to them under the Loan Documents or under Law.
          (d) The rights and remedies of Administrative Agent and Lenders hereunder shall be cumulative, and not exclusive.
     8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Revolving Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent and Lenders in the following order:
          (a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.2 and amounts payable under Article III) payable under the Loan Documents to Administrative Agent in its capacity as such;
          (b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including Attorney Costs payable under Section 10.2 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
          (c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
          (d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;
          (e) Fifth, to all other Obligations; and
          (f) Last, to the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;
ARTICLE IX
ADMINISTRATIVE AGENT
     9.1 Appointment and Authorization of Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.3 Liability of Administrative Agent. Neither Frost nor any Person under the Control of Frost or any Person having Control of Frost nor any of their respective equityholders, directors, officers, employees or agents (each, an “Agent-Related Person”) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b)be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.
     9.4 Reliance by Administrative Agent.
          (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.
          (b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the Agreement Date specifying its objection thereto.
     9.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice, from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.
     9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Obligor and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any of its Affiliates which may come into the possession of any Agent-Related Person.
     9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), based on their Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it;

provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of Administrative Agent.
     9.8 Administrative Agent in its Individual Capacity. Frost and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each Obligor and its respective Affiliates as though Frost were not Administrative Agent and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Frost or its Affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its interest in the Revolving Loans, Frost shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Lender” and “Lenders” include Frost in its individual capacity.
     9.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights; powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 5.6 and 10.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of

Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).
     9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding pursuant to any Debtor Relief Law or other judicial proceeding relative to any Obligor or entity the equity or debt of which secures performance of the Obligations, Administrative Agent (irrespective of whether the principal of any Revolving Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 5.6 and 10.2) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5.6 and 10.2.
     Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.11 Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (y) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (z) subject to Section 9.7, if approved, authorized or ratified in writing by the Required Lenders.

     Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.11.
ARTICLE X
MISCELLANEOUS
     10.1 Notices.
          (a) All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given if to Borrower, at the address specified on Schedule 10.1, if Administrative Agent, at the address specified on Schedule 10.1, and if to any Lender, at the address specified on Schedule 10.1.
          (b) Any party hereto may change the address to which notices shall be directed by giving ten days’ written notice of such change to the other parties.
     10.2 Expenses. Borrower shall promptly pay:
          (a) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the Revolving Loans hereunder;
          (b) all reasonable out-of-pocket expenses and reasonable Attorney Costs of Administrative Agent in connection with the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lenders or Required Lenders, as appropriate, relating to this Agreement or the other Loan Documents; and
          (c) all costs, out-of-pocket expenses and Attorney Costs of Administrative Agent and each Lender incurred for enforcement, collection, restructuring, refinancing and “work-out”, or otherwise incurred in obtaining performance under the Loan Documents, and all costs and out-of-pocket expenses of collection if default is made in the payment of the Revolving Notes or other Obligations which in each case shall include without limitation fees and expenses of consultants, counsel for Administrative Agent, and administrative fees for Administrative Agent.
     10.3 Waivers. The rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Administrative Agent or any Lender in exercising any right shall operate as a waiver of such right. Any waiver or indulgence granted by Administrative Agent or any Lender shall not constitute a modification of any Loan Document, except to the extent expressly provided in such written waiver or indulgence, or constitute a course of dealing by Administrative Agent or any Lender at variance with the terms of any Loan Document such as to require further notice by Administrative Agent or any Lender of Administrative Agent’s or any Lender’s intent to require strict adherence to the terms of such Loan Document in the future. Any such actions shall not in any way affect the ability of Administrative Agent or any Lender, in its discretion, to exercise any rights available to them under this Agreement, any other Loan Document or under any other agreement, whether or not Administrative Agent or any Lender is a party thereto, relating to Borrower, its Subsidiaries or other Obligors.
     10.4 Determinations by Administrative Agent and Lenders. Any material determination required or expressly permitted to be made by Administrative Agent or any Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, absent manifest error, constitute prima facie evidence as to the accuracy thereof.
     10.5 Set-Off. In addition to any rights now or hereafter granted under Law and not by way of limitation of any such rights, during the existence of an Event of Default, Administrative Agent and each Lender and any subsequent holder of any Revolving Note or other Obligations, and any assignee or participant in any Revolving Note or other Obligation is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Administrative Agent, such Lender, or such holder to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Administrative Agent, such Lender, or such holder, irrespective of whether or not (a) Administrative Agent, such Lender, or such holder shall have made any demand hereunder, or (b) Administrative Agent, such Lender, or such holder shall have declared the principal of and interest on any Loan and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by Administrative Agent, any Lender, or any assignee, participant or subsequent holder of any Revolving Note or other Obligation shall be subject to pro rata treatment of the Obligations and other liabilities hereunder. Notwithstanding any provision of any Loan Document to the contrary, no Lender may set-off against funds in any account containing only funds held in trust by Borrower for the benefit of a third party and which account Borrower has disclosed to Administrative Agent as being a trust account.
     10.6 Assignment.
          (a) Neither Borrower nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Administrative Agent and Lenders.

          (b) With the prior written consent of Administrative Agent (which consent by Administrative Agent shall not be unreasonably withheld), a Lender may at any time sell participations in all or any part in its Commitment and/or the Revolving Loans (collectively, “Participations”) to any banks or other financial institutions (“Participants”) provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on, the Revolving Loans; or (ii) the release of security for the Obligations (except pursuant to this Agreement). Notwithstanding the foregoing, Borrower agrees that Participants shall be entitled to the benefits of Article VIII and Section 10.5 as though they were a Lender. To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the Revolving Loans in the amount of its Participation.
          (c) Each Lender may assign to one or more financial institutions or funds organized under the Laws of the United States, or any state thereof, or under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an “Assignee”) its rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) each such assignment (other than an assignment to a Lender) shall be subject to the prior written consent of Administrative Agent (which consent by Administrative Agent shall not be unreasonably withheld) and Borrower (which consent shall not be unreasonably withheld or delayed, and provided further, no consent of Borrower shall be required if an Event of Default exists), (ii) the amount of the Commitment and the Loans being assigned pursuant to each such assignment (determined as of the date of the assignment with respect to such assignment) shall in no event be less than $3,000,000, (iii) the applicable Lender, Administrative Agent and applicable Assignee shall execute and deliver to Administrative Agent an Assignment Agreement, together with the Revolving Notes subject to such assignment, and (iv) the Assignee or Lender executing the Assignment Agreement as the case may be, shall deliver to Administrative Agent a processing fee of $2,500. Upon such execution, delivery and acceptance from and after the effective date specified in each Assignment Agreement, which effective date shall be at least three Business Days after the execution thereof, (A) the Assignee hereunder shall be party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, have the rights and obligations of a Lender hereunder and (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish such rights and be released from such obligations under this Agreement.
          (d) Upon its receipt of an Assignment Agreement executed by a Lender and an Assignee, and any Revolving Note subject to such assignment, Borrower shall, within ten days after its receipt of such Assignment Agreement, at its own expense, execute and deliver to

Administrative Agent in exchange for the surrendered Revolving Note a new Revolving Note payable to the order of such Assignee in an amount equal to the portion of the Revolving Loan assigned to it pursuant to such Assignment Agreement and a new Revolving Note to the order of the assignor in an amount equal to the portion of the Revolving Loan retained by it hereunder. Such new Revolving Notes shall be in an aggregate principal amount equal to the principal amount of such surrendered Revolving Note, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of Exhibit G. Administrative Agent shall retain all restated Revolving Notes (marked “Restated”) until final payment in full of all Obligations, termination of the Aggregate Commitments.
          (e) Notwithstanding anything in this Section 10.6 to the contrary, each Lender may assign and pledge all or any portion of its interest in the Loans and its Revolving Notes to any Federal Reserve Bank as collateral security.
          (f) Except as specifically set forth in this Section 10.6, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and hereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.
          (g) Notwithstanding anything in this Section 10.6 to the contrary, no Assignee or Participant shall be entitled to receive any greater payment under Article III than the assigning or participating Lender would have been entitled to receive with respect to the interest assigned or participated to such Assignee or Participant.
     10.7 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Required Lenders; provided, however, that no such amendment, modification or waiver shall be made (a) without the consent of all Lenders, if it would (i) increase the Pro Rata Share or Commitment of any Lender, or (ii) extend the date of maturity of, extend the due date for any payment of principal or interest on, reduce the amount of any installment of principal or interest on, or reduce the rate of interest on, the Revolving Loans or other amount owing under any Loan Documents, or (iii) release any security for the Obligations (except pursuant to this Agreement), or (iv) reduce the fees payable hereunder, or (v) revise this Section 10.7, or (vi) waive the date for payment of any of the Obligations, or (vii) amend the definition of Required Lenders; or (b) without the consent of Administrative Lender, if it would alter the rights, duties or obligations of Administrative Lender. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing the parties required by this Section 10.7. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.8 Confidentiality. Administrative Agent and each Lender agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by Laws or by any subpoena or similar legal process, (d) to any other Lender, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the written consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower, any of its Subsidiaries or any other Obligor. For purposes of this Section, “Information” means all information received from Borrower, any other Obligor or any Subsidiary of Borrower relating to Borrower, any other Obligor or any Subsidiary of Borrower or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower, any other Obligor or any Subsidiary of Borrower, provided that, in the case of information received from a Borrower, any other Obligor or any Subsidiary of Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.9 Counterparts. This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.
     10.10 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.
     10.11 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Document, neither Administrative Agent nor any Lender shall ever be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If Administrative Agent, any Lender, or any Participant ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Administrative Agent and Lenders shall, to the maximum extent permitted under Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Administrative Agent and Lenders shall refund to Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, neither Administrative Agent nor any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents.
     10.12 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (a) The assignee Lender shall have paid to Administrative Agent the assignment fee specified in Section 10.6(c);
          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and
          (d) such assignment does not conflict with Applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     10.13 Exception to Covenants. No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
     10.14 USA Patriot Act Notice. Administrative Agent and each Lender hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Administrative Agent and each Lender are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and each Lender to identify Borrower in accordance with the Act.
     10.15 Amendment and Restatement of Existing Loan Agreement. Upon satisfaction of the conditions set forth in Sections 4.1 and 4.2, this Agreement shall be deemed to amend and restate the Existing Loan Agreement. In no event shall the Liens and Guaranties securing the Existing Loan Agreement or the obligations thereunder be deemed affected hereby, it being the intent and agreement of the Obligors that the Guaranties and the Liens on the Collateral granted to secure the obligations in connection with the Existing Loan Agreement shall not be extinguished or impaired and shall remain valid, binding and enforceable securing the obligations under the Existing Credit Agreement, as amended and restated hereby.
     10.16 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER, ADMINISTRATIVE AGENT AND LENDERS WAIVE THE RIGHT TO BE SUED ELSEWHERE. BORROWER, ADMINISTRATIVE AGENT AND LENDERS AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     10.17 WAIVER OF JURY TRIAL. EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS ENTERING INTO THIS AGREEMENT AND MAKING ANY LOANS.
     10.18 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
The Remainder of This Page Is Intentionally Left Blank.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER: CRAFTMADE INTERNATIONAL, INC.
By:	/s/ Brad Dale Heimann
	Name:	Brad Dale Heimann
	Title:	President

ADMINISTRATIVE AGENT: THE FROST NATIONAL BANK, as Administrative Agent
By:	/s/ D. Michael Randall
	Name:	D. Michael Randall
	Title:	Senior Vice President

LENDERS: THE FROST NATIONAL BANK
By:	/s/ D. Michael Randall
	Name:	D. Michael Randall
	Title:	Senior Vice President

WHITNEY NATIONAL BANK
By:	/s/ Kevin P. Rafferty
	Name:	Kevin P. Rafferty
	Title:	Senior Vice President

COMMERCE BANK, N.A.
By:	/s/ Joe McCaddon
	Name:	Joe McCaddon
	Title:	Senior Vice President